EXHIBIT 99.1

FROM: MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Contact: Mark Deasy – (724) 741-8570
Investor Relations Contact: Elyse Lorenzato – (724) 741-8525

Luca Savi Elected to MSA Safety Board of Directors

PITTSBURGH, June 29, 2021 – The Board of Directors of MSA Safety, Inc. (NYSE: MSA), the global leader in safety products and systems that help protect workers and facility infrastructure, today announced that Luca Savi, Chief Executive Officer and President of ITT Inc. (NYSE: ITT), has been elected to the company’s Board of Directors.

“We’re very pleased to have the opportunity to add Luca to the MSA Board,” said Nish Vartanian, MSA President, Chairman and CEO. “Born and educated in Italy, Luca brings to our Board a wide range of international experience and perspective. His expertise and insight, gained from serving in several leadership roles in Europe, China and the U.S., will serve MSA and our Board very well as we continue to advance our strategic growth strategies, particularly for MSA International and in Europe.

Mr. Savi joined ITT in 2011 as president of the company’s Motion Technologies business. In 2017, he was elected President and Chief Operating Officer. Prior to his work at ITT, Mr. Savi held key leadership roles in Italy, China and in the United States for Comau, a subsidiary of the Fiat Group. Mr. Savi began his career as an engineer with Royal Dutch Shell and Ferruzzi-Montedison Group. He also held senior roles at Honeywell International prior to his work with Comau.

Mr. Savi earned a degree in chemical engineering from the Politechnic of Milan in Italy. He also holds an M.B.A. from London Business School.

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ITT Inc. is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Headquartered in White Plains, N.Y., the company employs people in more than 35 countries, and sells ITT components and solutions into approximately 125 countries.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices. With 2020 revenues of $1.35 billion, MSA employs approximately 5,000 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA's web site at www.MSAsafety.com.

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